Exhibit 99.1

Regency Energy Partners to Acquire Southern Union Gathering Company, LLC for $1.5 Billion

Regency Expands Gathering and Processing System in the Permian Basin

DALLAS, February 27, 2013 – Regency Energy Partners LP (NYSE: RGP) today announced it will acquire Southern Union Gathering Company, LLC, the owner of Southern Union Gas Services, Ltd. (SUGS), from Southern Union Company, a jointly owned affiliate of Energy Transfer Equity, L.P. (NYSE:ETE) and Energy Transfer Partners, L.P. (NYSE:ETP). The $1.5 billion acquisition will significantly expand Regency’s presence in one of the most productive oil and liquids-rich basins in North America, the Permian Basin. The acquisition is expected to close in the second quarter of 2013, subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

The transaction will include the purchase of a 5,600-mile gathering system and approximately 500 MMcf/d of processing and treating facilities in west Texas and New Mexico for natural gas and natural gas liquids. In addition, SUGS is currently finishing construction of the 200 MMcf/d Red Bluff processing plant with associated treating which is expected to be in service in the second quarter of 2013. An additional 200 MMcf/d cryogenic processing facility with associated treating is in the planning stages and is expected to be in service in mid-to-late 2014.

“This acquisition represents a significant growth opportunity for Regency and is very strategic to our plans for expansion in the Permian Basin,” said Mike Bradley, president and chief executive officer of Regency Energy Partners. “The integration of the SUGS assets with our existing operations will position Regency with a broad Permian Basin gathering and processing footprint. The combined system is expected to provide significant synergies, increase efficiencies on our current system, improve the flexibility of our gathering and processing operations and enhance services for our customers.”

“We also expect this acquisition will be neutral to slightly accretive in 2013 and to enhance our outlook for long-term distribution growth,” continued Bradley.

Regency will finance the acquisition by issuing $900 million of new Regency units to Southern Union Company, comprised of $750 million of new common units and $150 million of new Class F common units. The Class F common units will be equivalent to common units except will not receive distributions for the equivalent of eight consecutive quarters post-closing. The remaining $600 million will be paid in cash funded from long-term borrowings.

In addition, in conjunction with the transaction, ETE, which owns the general partner and incentive distribution rights of Regency, has agreed to forgo the incentive distribution rights payments associated with the new common units issued by Regency for the equivalent of eight consecutive quarters post-closing and to eliminate the $10 million annual management fee due from Regency for two years post-closing.

J.P. Morgan acted as sole financial advisor and Locke Lord LLP acted as legal counsel to Regency with respect to the transaction. Evercore Partners acted as sole financial advisor and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Regency’s Conflicts Committee with respect to the transaction.

Regency will hold a conference call to discuss the acquisition of SUGS tomorrow, Thursday, February 28, 2013 at 9:00 a.m., Central Time (10:00 a.m., Eastern Time).

The dial-in number for the call is 1-866-362-4666 in the United States, or +1-617-597-5313 outside the United States, passcode 25503389. A live webcast of the call may be accessed on the investor relations page of Regency’s website at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) passcode 82756714. A replay of the broadcast will also be available on Regency’s website for 30 days. This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Regency’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Regency’s distributions to foreign investors are subject to federal income tax withholding at a rate of 35 percent.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that these transactions may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership’s ability to access capital to fund organic growth projects and acquisitions, including significant acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership’s transactions, changes in commodity prices, interest rates, and demand for the Partnership’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, acts of terrorism and war, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by the Partnership with the Securities and Exchange Commission, which are available to the public. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, please visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Finance & Investor Relations

214-840-5477

ir@regencygas.com

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785

vicki@granadopr.com

###

3